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                                   TERM SHEET

                              DATED MARCH 14, 1997
                FOR TRANSACTION BETWEEN ELLIOTT ASSOCIATES, L.P.
                                      AND
                            GRANT GEOPHYSICAL, INC.

        This term sheet sets forth our mutual intentions that, subject to the successful negotiation and execution of a definitive agreement covering the transaction and the other matters referred to in this term sheet, Elliott Associates, L.P. ("EALP") will sponsor a plan of reorganization for Grant Geophysical, Inc. (the "Debtor") and provide related financing. The contemplated transactions include, as more fully set forth below, (a) debtor in possession financing, (b) a rights offering guaranteed by EALP and (c) a reorganization plan for the Debtor proposed jointly by the Debtor and EALP in the Debtor's currently-pending chapter 11 case before the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

        The matters set forth in this term sheet constitute an expression of our mutual interest only and are contingent on the satisfaction of certain conditions, including, without limitation, the negotiation, execution and delivery of definitive agreements between the Debtor and EALP setting forth in detail the terms, provisions and conditions for the proposed transactions (the "Agreement") and the satisfaction of certain other closing conditions described therein.

        1. Debtor in Possession Financing. Upon (a) the Debtor and EALP executing this term sheet and (b) entry of an order by the Bankruptcy Court, after requisite notice and a hearing, approving the Break-Up Fee Provisions (defined below) and the financing arrangement described in this paragraph, EALP shall provide a $2.5 million of debtor in possession financing to the Debtor. This financing shall be in the form of a "last-out" participation in the Debtor's existing debtor in possession financing facility with Foothill Capital Corporation (the "Existing DIP Facility"); and shall become fully due and payable on the earliest of (i) June 30, 1997 or such later date (not later than September 30, 1997) to which Foothill Capital Corporation agrees to extend the maturity of the Existing DIP Facility (ii) approval by the Bankruptcy Court of any transaction pursuant to which the Debtor reorganizes or sells its stock or assets inconsistent with the provisions of this term sheet, (iii) any event of default under the Existing DIP Facility and (iv) the occurrence of any event that would render the Debtor unable to proceed with the transactions outlined herein or the failure of any condition set forth in Section 3 below that is not duly waived by EALP.

        2. The Plan. If the Break-Up Fee Provisions are approved by the Bankruptcy Court, pursuant to a plan of reorganization for the Debtor
(a "Plan"):

                a. Rights Offering: A rights offering ("Rights Offering") shall be made pursuant to which shares of stock of the reorganized Debtor constituting 100% of such shares minus the sum of (x) shares elected to be distributed to general unsecured creditors pursuant to section 2.c below, plus (y) shares granted to EALP as a "put premium," if any,

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as set forth below (the "Rights Offering Shares"), may be purchased for an aggregate price of up to $33 million. The Rights Offering Shares shall be offered as follows:

                  (i) $10.5 million of Rights Offering Shares shall be purchased by EALP;

                  (ii) $16.5 million of Rights Offering Shares may be purchased by holders of the Debtor's preferred stock on a pro rata basis;

                  (iii) $3 million of Rights Offering Shares may be purchased by holders of allowed general unsecured claims against the Debtor (except for holders of claims that elect the Credits as set forth in Section 2.c.(i)(2) below) on a pro rata basis. Rights Offering Shares that are offered to, but not purchased by, holders of general unsecured claims against the Debtor may be purchased by holders of the Debtor's preferred stock on a pro rata basis;

                  (iv) $2 million of Rights Offering Shares may be purchased by holders of the Debtor's common stock on a pro rata basis. Rights Offering Shares not purchased by common stock holders shall not be made available to any other party and shall not be guaranteed by EALP; and

                  (v) $1 million of the Rights Offering Shares may be purchased by the Debtor's current employees as mutually agreed upon by the Debtor and EALP. Rights Offering Shares not purchased by employees shall not be made available to any other party and shall not be guaranteed by EALP.

        EALP shall purchase all Rights Offering Shares available to it under the Rights Offering on account of its holdings of the Debtor's preferred stock. In addition, if, after consummation of the Rights Offering, EALP does not own 51% or more of the reorganized Debtor's common stock,the Debtor shall sell to EALP, at the Rights Offering price, additional shares such that EALP owns 51% of the reorganized Debtor's common stock. As compensation for its agreement to purchase for cash any shares not sold pursuant to the Rights Offering, EALP shall receive a "put premium" equal to 5% of the net proceeds of the purchase of all Rights Offering Shares other than those set forth in Sections 2.a.(i), 2.a.(iv) and 2.a.(v), payable in cash or common stock of the reorganized Debtor at EALP's election.

        b. Secured Claims: The secured claims against the Debtor ("Secured Claims") shall be paid in full in cash and/or new promissory notes in amounts and with maturities, amortization schedules interest rates and secured by collateral mutually acceptable to the Secured Claim holders, the Debtor and EALP.

        c.      Unsecured Claims.

                (i) Pool for recoveries: The Plan shall provide for pro rata recoveries from a fixed asset pool (i.e., a "pot" plan). Creditors shall have the right to elect




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        to receive either New Unsecured Notes (defined below), Credits (defined below) or the Cash/Stock Distribution (defined below):

                        (1) The Cash/Stock Distribution shall be comprised of a combination of cash and stock (valued on the same basis as the Rights Offering) with a combined value of 40% of the allowed claims electing the Cash/Stock Distribution. The ratio of stock to cash in each Cash/Stock Distribution shall be 4 to 1. The Cash/Stock Distribution shall be limited to 50% of the amount of total allowed general unsecured claims minus the amount of claims electing the Credits, and shall not exceed $7.1 million in value ($1.42 million in cash and $5.68 million in stock). EALP, on account of all general unsecured claims it holds shall elect the Cash/Stock Distribution;

                        (2) the Credits shall be non-transferable instruments giving the holder thereof the right to receive credit from the reorganized Debtor against the contract price for services to be provided by the reorganized Debtor in the full amount of such creditor's allowed claim, provided that use of the credit is limited to 20% of the amount thereof per contract with the reorganized Debtor. The aggregate amount of Credits elected shall not exceed $5 million; and

                        (3) the New Unsecured Notes shall be unsecured promissory notes in the aggregate principal amount of $14.2 million minus the Cash/Stock Distribution. In addition, if aggregate allowed unsecured claims minus the aggregate amount of claims electing the Credits are less than $35.5 million, the aggregate principal amount of the New Unsecured Notes shall be reduced by the amount of Credits multiplied by .40. The New Unsecured Notes shall mature in five years; have no principal amortization for the first year; amortize at the rate of 25% per year for years 2-5 (payable in arrears at year end); and bear interest at the rate of 7% per annum.

                (ii) Election Provisions: Creditors shall have the right to elect either the Cash/Stock Distribution, the Credits or the New Unsecured Notes.

                        (1) Creditors electing the Cash/Stock Distribution shall receive a pro rata share of cash and stock (in the same proportion as the total cash to the total stock in the pool). Pro rata means that the ratio of cash and stock to be distributed on account of a particular claim to the amount of such claim is the same as the ratio of 14,200,000 (subject to adjustment, if any, based on Credit elections and pursuant to
                Section 2.c.(iv) below) to the aggregate amount of all allowed general unsecured claims.

                        (2) Creditors electing the New Unsecured Notes shall receive a pro rata share of the New Unsecured Notes. Pro rata means that the ratio


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                        of New Unsecured Notes to be distributed on account of a
                        particular claim to the amount of such claim is the same as the ratio of 14,200,000 (subject to adjustment, if any, based on Credit elections and pursuant to Section 2.c.(iv) below) to the aggregate amount of all allowed general unsecured claims.

                                (3)     Creditors electing the Credits shall
                        receive Credits equalling the face amount of their claims.

                        (iii)   Limit on Cash/Stock Distribution and Credits:
                If the Cash/Stock Distribution or Credit election is oversubscribed, creditors electing the oversubscribed treatment shall receive a partial distribution of the type elected in proportion to their respective allowed claim amounts and the balance of their distribution in New Unsecured Notes.

                        (iv) Adjustment based on Claims Results: The amount of cash, stock and New Unsecured Notes to be contributed to the pool as described in Section 2.c.(i) above assumes that aggregate allowed general unsecured claims are not less than $35.5 million. If such aggregate claims are less than $35.5 million, the amount of cash, stock and New Unsecured Notes contributed to the pool shall be reduced proportionately, by an amount such that the value of each creditor's recovery (with the New Unsecured Notes valued at par) does not exceed 40% of such creditor's claim; provided, however, that there shall be no further reduction in the amount of cash, common stock and New Unsecured Notes placed in the pool once aggregate allowed claims are reduced to $29 million (other than reduction in cash, common stock and New Unsecured Notes as a result of election of Credits).

                d. If mutually agreed upon by EALP and the Debtor, the Plan shall contain a "convenience class," with terms and conditions acceptable to EALP.

                e. Other Plan Provisions: All other Plan provisions, including without limitation, releases, provisions regarding contracts and leases and conditions to effectiveness, shall be in form and substance satisfactory to EALP and the Debtor.

                f. Plan Modification: If the Debtor and EALP believe it to be necessary under the circumstances, the provisions set forth herein shall be modified in a manner acceptable to EALP and the Debtor to ensure that the Plan is confirmable pursuant to section 1129(b) of the Bankruptcy Code.

                g. Disclosure Statement: The disclosure statement accompanying the Plan shall be in form and substance satisfactory to EALP and the Debtor.

        3. Conditions. It is recognized that the Agreement will be subject to completion of satisfactory due diligence and the following conditions and actions, among others, each of which may be waived with the consent of EALP:


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        a.      Prior to the execution and delivery of the Agreement, the Board of Directors of the Debtor shall have approved the transactions, agreed to recommend the transactions to all creditors and shareholders and authorize their consummation;

        b. The Official Committee of Unsecured Creditors of the Debtor shall have agreed to recommend the Plan to creditors;

        c. All required notices shall have been given and filings made, and, as the case may be, applicable waiting periods shall have expired without adverse action by, or favorable orders, consents and approvals in the form required to consummate the transactions shall have been received (if required) from, necessary governmental agencies and third parties. Without limiting the foregoing, (i) all filings, if any, required to be made under applicable securities laws shall have been made and the waiting period thereunder or any extension thereof shall have expired and (ii) all requisite approvals of the Plan shall have been obtained.

        d. Any and all equity securities of the Debtor and any and all options (including employee stock options), warrants or other rights to acquire any such equity securities shall have been cancelled.

        e. There shall be no injunction or court order restraining consummation of the transactions and there shall not have been adopted any law or regulation making all or any portion of the transactions illegal.

        f. The aggregate amount of administrative claims shall not exceed $3.5 million, including fees and expenses payable pursuant to Section 9 below.

        g. The aggregate amount of priority claims, including priority tax claims, shall not exceed $2.875 million.

        h. The Debtor shall have no liability for the "Nigerian Liabilities" (to be defined as mutually agreed upon between the Debtor and EALP), other than as general unsecured claims subject to the provisions of
Section 2.c above.

        i. The reorganized Debtor shall enter into a new working capital financing facility with EALP providing for $2 million of availability. The working capital facility advances shall be secured by international accounts receivable (other than those in Bangladesh) and equipment, and shall contain terms and conditions acceptable to EALP.

        j. There shall be no payment due to Simmons and Co. pursuant to its agreement with the Debtor, other than (i) the original retainer, (ii) monthly advisory fees and, (iii) if agreed upon by the Debtor and EALP, a reasonable fee to obtain a fairness opinion.





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                k.  There shall have been no material adverse change in the
        Debtor's financial or operational condition from the date hereof through the closing of the transactions described herein.

                l. EALP shall be granted demand registration rights for the common stock of the reorganized Debtor, on terms and conditions satisfactory to EALP.

                m. Within 7 days of the execution of this Term Sheet, the Debtor shall file a motion to establish a claims bar date, in form and substance satisfactory to EALP, which bar date shall be 45 days after entry of the order granting the motion.

                n. The Plan and accompanying disclosure statement, both in form and substance acceptable to EALP, shall be filed with the Bankruptcy Court not later than May 15, 1997.

                o. An order confirming the Plan, in form and substance acceptable to EALP, shall have been entered not later than August 15, 1997.

        4. SECURITIES LAW ISSUES. The structure of the proposed transactions shall be adjusted, as necessary, to resolve any securities law issues in a manner satisfactory to EALP. Resolution of securities law issues to EALP's satisfaction is a condition to the Agreement.

        5. BOARD OF DIRECTORS. After the closing, the Board of Directors of the reorganized Debtor shall consist of directors designated by EALP.

        6. ORDINARY COURSE. Prior to the closing, the Debtor shall carry on its business diligently and in the ordinary course only, and shall use its best efforts to preserve its present business organization intact, to keep available the services of its present officers, agents or employees unless EALP consents otherwise, and to preserve its present relationships with customers and other persons having business dealings with it. Except in connection with the transactions on the terms set forth herein, without the prior written consent of EALP, the Debtor and any of its affiliates shall not (a) issue any shares of stock or stock equivalents (other than upon exercise of stock options or pursuant to employee benefit plans), (b) engage in any transactions except in the ordinary course of business (or as otherwise permitted by this Paragraph
6), (c) incur any liabilities except in the ordinary course of business, (d) subject its assets to any liens or mortgages, (e) make any dividend or other distributions to shareholders, (f) dispose of any fixed assets, unless such assets were worn-out or obsolete, (g) make any capital expenditures except in the ordinary course of business, or (h) enter into any sale leaseback transactions except in the ordinary course of business. EALP shall consent to the sale contemplated by the Debtor as of the date hereof of its Nigerian assets.

        7. BREAK-UP FEE. Immediately after execution of this term sheet by the Debtor and EALP, the Debtor shall file a motion with the Bankruptcy Court seeking approval of the following "Break-Up Fee Provisions" in favor of EALP:


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                The Bankruptcy Court shall not approve any transfer of the
        Debtor's assets or stock or any reorganization plan other than as contemplated by this term sheet, so long as EALP is prepared to consummate the transactions outlined herein, unless such other transaction provides an aggregate present value to the Debtor's creditors and shareholders of at least $5 million higher than the present value of the transactions contemplated by this term sheet to the Debtor's creditors and shareholders. For purposes of this provision, the aggregate present value of the transactions set forth herein to the Debtor's creditors and shareholders shall be deemed to be $95 million. In addition, upon the closing of any such third-party transfer or alternative plan, EALP shall be paid, if it is prepared to consummate the transactions as outlined in this term sheet, in addition to the amounts required by Section 9 below, $1.75 million in cash as compensation for the time incurred and value to the Debtor in pursuing the transactions contemplated by this term sheet, and such payment shall be granted administrative expense priority in the Debtor's estate. Provisions regarding procedures for the Debtor to receive and evaluate competing offers shall be mutually agreed to by the Debtor and EALP.

        8. EFFECT. The parties are executing this term sheet to evidence their agreement to proceed in mutual good faith to carry out the transactions substantially in the manner outlined. Except as expressly provided in paragraph 1, 7 and 9 of this term sheet (the provisions of which are intended to be binding on the parties subject to the conditions contained in such paragraph), the matters set forth in this term sheet represent only a nonbinding summary of terms of the Agreement and this term sheet is not intended to be binding on or create any rights in any person. Neither the Debtor nor EALP shall have any liability or obligation with respect to the transactions contemplated herein, hereunder or otherwise, unless and until the Agreement is executed and delivered by the parties thereto, except as provided in paragraphs, 1, 7 and 9.

        9. EXPENSES. The Debtor shall reimburse EALP for all reasonable legal and due diligence costs and expenses, which amounts shall be granted administrative expense priority in the Debtor's estate. These costs and expenses shall be paid by the Debtor (a) if the transactions set forth herein are consummated, (b) if the transactions set forth herein are not consummated for any reason and EALP is prepared to so consummate or (c) if EALP determines not to consummate the transactions set forth herein because of the failure of any of the conditions set forth in Section 3 above. Upon the funding by EALP of the $2.5 million debtor in possession loan as provided in Section 1 above, the Debtor shall advance to EALP a retainer for expenses of $150,000.

        10. GOVERNING LAW. This term sheet shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

        11. PUBLIC ANNOUNCEMENTS. All public announcements or statements concerning the transactions contemplated herein shall be jointly approved by EALP and the Debtor. However, in the event the parties are unable to agree on a public statement or announcement following the announcement of this term sheet and the Debtor or EALP determines, after consultation with counsel, that such statement or announcement is required by law, then the Debtor or EALP, as the case may be, may issue such statement or announcement.



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                                                    ELLIOTT ASSOCIATES, L.P.

                                                    By:       (ILLEGIBLE)
                                                        -----------------------
                                                    Its:
                                                         ----------------------



                                                    GRANT GEOPHYSICAL, INC.


                                                    By:       (ILLEGIBLE)
                                                        -----------------------
                                                    Its:       President
                                                         ----------------------




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